EXHIBIT 11
PENTAIR, INC. AND SUBSIDIARIES
COMPUTATION OF EARNINGS PER COMMON AND COMMON EQUIVALENT SHARE
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                                     Six Months Ended           Quarter Ended
                                         June 30                   June 30
                                       1995       1994          1995     1994
INCOME ($ thousands)
Net income                          $43,900    $22,925        $28,550  $11,825
 Preferred dividend requirements      2,657      2,731          1,327    1,365

Earnings available
    to common and common
    equivalent shares - Primary      41,243     20,194         27,223   10,460

Preferred dividends
       assuming conversion
       of Preferred Stock:
               Series 1988             497        511            247       255
               Series 1990           2,160      2,220          1,080     1,110

Tax benefit on preferred
   ESOP dividend
   eliminated due to
   conversion into common             (646)      (527)          (314)     (263)
Tax benefit on ESOP dividend
   assuming conversion to common,
   at common dividend rate             250        184            122        92

Earnings for
 fully diluted computation         $43,504    $22,582        $28,358   $11,654

SHARES (thousands)
 Weighted average number
       of shares outstanding
       during the period            18,340     18,181         18,377    18,194
 Shares issuable on exercise
   of stock options less shares
   repurchaseable from proceeds        244        195            239       186

Common and Common
 Equivalent Shares -
       Primary                      18,584     18,376         18,616    18,380

Shares issuable on conversion of:
 $7.50 Callable Cumulative
 Convertible
 Preferred Stock, Series 1988          496        511            494       510

 8% Callable Cumulative
 Voting Convertible
 Preferred Stock, Series 1990       2,080       2,117         2,066      2,113

Common and Common
 Equivalent Shares -
       Fully Diluted               21,160      21,004        21,176     21,003


Earnings per share:
Primary -
 Income from
      continuing operations         $1.32      $1.04          $.64        $.57
      discontinued operations         .90        .06           .82         .00
 Net Income                         $2.22      $1.10         $1.46        $.57

Diluted -
 Income from
      continuing operations         $1.27      $1.03          $.62        $.56
      discontinued operations         .79        .05           .72         .00
 Net Income                         $2.06      $1.08         $1.34        $.56
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